[PRICEWATERHOUSECOOPERS, LLP LETTERHEAD]




                       CONSENT OF INDEPENDENT ACCOUNTANTS

                                   ----------

We consent to the incorporation by reference in the Prospectus Supplement of Wells Fargo Asset Securities Corporation relating to Wells Fargo Mortgage Backed Securities 2000-7 Trust, of our report dated January 25, 2000, except for Note 18, as to which the date is March 14, 2000 on our audits of the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999. We also consent to the reference to our Firm under the caption "Experts".


                                        /s/ PriceWaterhouseCoopers, LLP

                                          PriceWaterhouseCoopers, LLP


September 21, 2000